Audiovox Corporation Provides Update on Fiscal Third and Fourth
                           Quarter Financial Results

HAUPPAUGE, NY, September 27, 2005 - Audiovox Corporation (Nasdaq: VOXX) today provided updated guidance on its 2005 fiscal third and fourth quarter financial results.

The Company disclosed today that it would not meet its previously reported minimum revenue guidance of $135 million for the fiscal 2005 third quarter, primarily due to unexpected drastically reduced pricing by one of the Company's primary competitors that has resulted in an almost 50% reduction in market pricing for satellite radio plug and play units, adversely impacting both anticipated sales and profits for the Company. As a result, the Company intends to take an inventory mark down due principally to this satellite radio situation, of approximately $3.7 million, and anticipates it will report a loss per share of between $0.16 and $0.18 on revenue of approximately $123 million in the fiscal 2005 third quarter. These are preliminary estimates, as the Company has not completed its quarterly review.

Patrick Lavelle, President and CEO of Audiovox stated, "We believe the negative impact of this satellite radio situation will be short-lived and we are in the process of changing our business model to prevent a recurrence. Despite this unforeseen setback, we anticipate satellite radio products will be one of our revenue drivers in the future. In the near term however, pricing on the plug and play units had to be adjusted to reflect current market conditions."

Due to declining sales and profits in satellite radio, the Company anticipates revenues for its fiscal 2005 fourth quarter will also be negatively affected by the retail price of Satellite radio plug and play units.

Lavelle concluded, "On the positive side, other product lines are performing on or close to plan and our financial position remains strong. Sales of our Jensen branded auto sound products are outpacing internal projections and mobile video margins are improving as anticipated. Sales of our flat panel TV's continue to exceed projections as we expand distribution in this important and growing market segment. We continue to take the necessary steps, which we have already communicated to our shareholders, customers, partners and employees to ensure Audiovox returns to historical growth patterns in the future."

Audiovox will be reporting its fiscal third quarter results after-market close on Tuesday, October 11th, 2005. The Company will host its quarterly conference call the following morning at 10:00 a.m. EDT on Wednesday, October 12th.

About Audiovox
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets, mobile and consumer electronics products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

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Audiovox Corporation Provides Update...
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Safe-Harbor Language
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2004 and Form 10-Q for the fiscal second quarter ended May 31, 2005.

Company Contacts
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com





























                                  EXHIBIT 99.1